                                                                      Exhibit 11


                       OPTION CARE, INC. AND SUBSIDIARIES
                       COMPUTATIONS OF PER SHARE EARNINGS
                       (In thousands, except share data)

                                                 THREE MONTHS ENDED        SIX MONTHS ENDED
                                                      June 30,                 June 30,
                                                  1998        1997          1998       1997
                                                 -------    --------      --------   --------
Net income (loss)........................        $  (585)    $   434      $   280    $ 1,356
                                                 =======     =======      =======    =======
Shares issued and outstanding............         10,829      10,571       10,817     10,562
Weighted average shares issued...........             18          67           11         39
                                                 -------     -------      -------    -------
Weighted average common shares
  outstanding............................         10,847      10,638       10,828     10,601
Additional shares included assuming
  exercise of stock options using
  treasury stock method..................            ---         150           36        167
                                                 -------     -------      -------    -------
Weighted average common and
  common equivalent shares...............         10,847      10,788       10,864     10,768
                                                 =======     =======      =======    =======
Net income (loss) per common shares
  outstanding (basic)....................        $ (0.05)    $  0.04      $  0.03    $  0.13
                                                 =======     =======      =======    =======
Net income (loss) per common and common
  equivalent shares (diluted)............        $ (0.05)    $  0.04      $  0.03    $  0.13
                                                 =======     =======      =======    =======

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